POLAROID SUCCESSFULLY RENEGOTIATES $350 MILLION
                                CREDIT AGREEMENT

             - Concludes Sale of Real Estate Sale for $27 Million -


- Anticipates Taking Reserves of Approximately $50 Million in Restructuring Charges and $40 Million for Russian Operations and Other Impaired Assets in 4Q98 -


                 - Announces New Head of Worldwide Marketing -



CAMBRIDGE, Mass., -- December 16, 1998 -- Polaroid Corporation announced today that it had successfully renegotiated the terms of a $350 million revolving credit agreement with all 14 of its bank lenders, providing the company liquidity needed to pursue its strategic plan. The company also announced that it had concluded the sale of certain real estate properties for $27 million in cash.

In addition, as previously indicated, Polaroid said that it expects to take reserves in the fourth quarter of approximately $50 million to cover costs associated with additional targeted restructuring initiatives, and $40 million for anticipated losses from the disposition of impaired assets, primarily in Russia. The additional restructuring is expected to reduce costs over the next two years by a net of approximately $20-30 million more than previously announced restructurings.

"Today's announcement puts Polaroid on a more solid footing to enter 1999 poised for profitable growth. During the past 18 months, Polaroid has confronted a series of global economic challenges and has reduced dealer inventories substantially," said Gary T. DiCamillo, chairman and CEO of Polaroid Corporation. "I am particularly pleased that all of the members of our bank group agreed to remain lenders to Polaroid and support our strategic plan of improving profitability by successfully introducing innovative new products into the marketplace."

The amended credit agreement will extend until 2001 and has been structured to provide financial flexibility for Polaroid. Interest will float with the initial rate expected to equal LIBOR plus 2.50%. Funds drawn from the facility will be secured by the company's U.S. inventory and receivables.

The agreement also contains a covenant with respect to distributions to equity holders that, after payment of the company's regular dividend of $.15 per share per quarter, will link purchases made pursuant to the company's previously announced stock repurchase program to proceeds generated from the issuance of equity to the company's ESOP and the exercise of outstanding stock options.

Polaroid announced separately that, as part of its ongoing program to generate value from its real estate holdings, the company had concluded the sale of certain Cambridge, Massachusetts properties for $27 million in cash, a pre-tax gain of $22 million. The company indicated that the proceeds of the sale, in conjunction with the company's other aggressive cash management practices, would contribute to solid improvements in its cash flow.

As it indicated previously, the company also announced that it expected to take reserves in the fourth quarter totaling approximately $90 million. These reserves will be set aside to cover:

--Approximately $50 million in costs associated with extending existing restructuring initiatives, including the elimination of approximately 600-700 positions over the next 12-18 months, primarily in manufacturing, and selling, general and administrative (SG&A) operations. Company management has notified all of the organizations involved of these pending reductions in workforce. Polaroid estimates that this extension of its restructuring initiatives will, over the next two years, generate approximately $20-30 million of net additional savings before taxes.

--Approximately $40 million in anticipated losses from the disposition of impaired assets, primarily those associated with Russian operations. Assets include receivables, inventories, fixed assets and prepaid expenses.

"Taking these additional reserves closes a difficult chapter in the story of Polaroid's turnaround," Mr. DiCamillo said. "With these actions behind us, we can move forward in 1999 to focus on our ambitious targets for growing our core businesses and ending the year with significant improvements in profitability," he added.

Polaroid also announced that Serafino Posa, executive vice president, worldwide marketing, has resigned from the company for personal reasons and to pursue other interests. Rather than replace Posa with a new officer, the company has promoted Jeremiah Noonan, vice president, to the position of senior vice president, worldwide marketing. Noonan will report to Gary DiCamillo.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words such as "estimate" and "targets." In our most recent form 10-Q filed with the Securities and Exchange Commission, we have noted a variety of factors that could cause our actual results and experience to differ from our anticipated results or other expectations expressed in those forward-looking statements.

Polaroid, with annual sales of more than $2.1 billion in 1997, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; medical diagnostic imaging media; secure identification systems; graphics imaging systems; sunglasses; polarizers; and holographic films to markets worldwide.


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